Exhibit 23.1

PricewaterhouseCoopers LLP
1201 Louisiana
Suite 2900
Houston TX 77002-5678
Telephone (713) 356 4000
Facsimile (713) 356 4717

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Pogo Producing Company of our report dated March 7, 2005, except as to Note 6, for which the date is August 25, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Pogo Producing Company’s Current Report on Form 8-K filed August 25, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
December 20, 2005